Exhibit 10(c)

TRUSTEE SUCCESSION AGREEMENT

THIS TRUSTEE SUCCESSION AGREEMENT (this “Agreement”) is made effective as of the Effective Date (as the term “Effective Date” is defined below), by and among the following parties (collectively the “Parties,” and each, a “Party”):

(i)	PNC Bank, National Association, individually (“PNC”) and as trustee of the San Juan Basin Royalty Trust (solely in such capacity, “Trustee”);

(ii)	ARGENT TRUST COMPANY, individually (“ARGENT”) and as successor trustee of the San Juan Basin Royalty Trust (solely in such capacity, “Successor Trustee”).

RECITALS

A. The San Juan Basin Royalty Trust (the “Trust”) is held under the San Juan Basin Amended and Restated Royalty Trust Indenture made effective as of December 12, 2007 (the “Indenture”). Any capitalized term used in this Agreement that is not otherwise defined in this Agreement shall have the meaning set forth in the Indenture.

B. Section 6.03 of the Indenture provides that “[t]he Trustee may resign, with or without cause, at any time by written notice to each of the then Unit Holders, given by first-class United States mail . . .” Section 6.05 of the Indenture provides that “if a Trustee has given notice of its intention to resign, the Unit Holders present or represented at a meeting held in accordance with the requirements of Article VIII may appoint a successor trustee.”

C. The Trustee previously provided to each of the Unit Holders, by first-class United States mail, the Conditional Notice of Intent to Resign by the Trustee of the San Juan Basin Royalty Trust attached to this Agreement as Exhibit A (the “Resignation Notice”). The Resignation Notice provided that the Trustee’s resignation would be effective on February 15th, 2024 (the “Effective Date”) and contingent upon (i) the Unit Holders’ appointment of ARGENT as successor trustee of the Trust and approval of any amendments to the Indenture necessary to permit ARGENT to serve as successor trustee at a meeting of the Unit Holders, subject to the terms of this Agreement and that certain Agreement of Conditional Resignation, dated September 6, 2023 (the “Prior Agreement”), (ii) satisfaction of the covenants and conditions set forth in the Prior Agreement, and (iii) the execution of this Agreement.

D. Trustee and ARGENT previously entered into the Prior Agreement. The Prior Agreement contemplated that the Unit Holders would be asked to vote (i) to appoint ARGENT as successor trustee of the Trust; (ii) to amend Section 6.02 of the Indenture to clarify that the indemnification provisions of the Indenture apply to a former trustee; and (iii) to amend Section 6.05 of the Indenture to permit a successor trustee to be a bank or trust company having a capital, surplus and undivided profits (as of the end of its last fiscal year prior to its appointment) of at least $15,000,000 (the “Unit Holder Approval”), at a special meeting (the “Original Special Meeting”) of the Unit Holders; the Original Special Meeting was adjourned to January 16, 2024 at 10:00 AM CST and was held at 2200 Post Oak Blvd., Houston, Texas 77056 and virtually via webcast (the “Special Meeting”), subject to the terms of the Prior Agreement and this Agreement. At the Special Meeting, the Unit Holder Approval was received.

E. Trustee has expressed a desire for a judicial settlement of its accounts as trustee of the Trust to completely resolve all matters and potential controversies regarding Trustee’s administration of the Trust prior to its resignation, but is willing to forgo its right to seek a judicial review and discharge in exchange for the indemnity provided for in Section 6.02 of the Indenture (the entirety of Section 6.02 of the Indenture is referred to below as the “Existing Indemnity”).

6. Pursuant to the Resignation Notice, the Prior Agreement, and the Unit Holder Approval at the Special Meeting, the Parties have agreed to enter into this Agreement.

RESIGNATION, ACCEPTANCE, AND AGREEMENT

NOW THEREFORE, for and in consideration of the foregoing and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to, and take, the actions set forth below in this Agreement.

1. Trustee hereby resigns from serving as trustee of the Trust, effective as of the Effective Date.

2. ARGENT hereby accepts its appointment as successor trustee of the Trust, effective as of the Effective Date.

3. As soon as reasonably practicable after the Effective Date (but in no event later than ten (10) Business Days following the Effective Date, PNC agrees to transfer to Successor Trustee all funds held in the Trust accounts, other than a reserve of $250,000 (the “Reserve”). The Reserve shall be used to pay (a) expenses incurred by Trustee in its administration of the Trust that have not been reimbursed from the Trust Estate prior to the Effective Date, including, without limitation, expenses incurred by, but not yet billed to, Trustee in connection with this Agreement and the matters referenced in this Agreement, (b) expenses incurred by PNC to fulfill its duties under this Agreement, and (c) all compensation that Trustee is entitled to receive for its services as Trustee and as transfer agent under Section 7.01 and Schedule 2 of the Indenture that has not been paid to Trustee prior to the Effective Date. As soon as reasonably practicable after payment of the expenses and compensation referenced in the preceding sentence, but no later than sixty (60) days following the Effective Date, PNC shall deliver any remaining portion of the Reserve to Successor Trustee, together with an accounting showing the amounts utilized from the Reserve in accordance with this Section. To the extent necessary, Successor Trustee delegates to PNC the authority to manage the Reserve, including payment of expenses and compensation from the Reserve in accordance with the terms of this Agreement and the Indenture.

4. Trustee shall execute and deliver such further instruments and shall do such other things as Successor Trustee may reasonably require to more fully and certainly vest and confirm in Successor Trustee all of the assets of the Trust Estate and all the rights, powers, privileges, immunities, indemnities, duties and obligations hereby assumed by Successor Trustee.

5. As soon as reasonably practicable after the Effective Date, Trustee agrees to deliver or cause to be delivered to Successor Trustee all of the documents or data in its possession or control listed on Exhibit B, as well as any additional documents or data in its possession or control that relate to the Trust, its assets, or its Unit Holders, including, for the avoidance of doubt, for periods predating October 1, 2021. The Parties agree that Trustee is not and shall not be required to deliver to Successor Trustee any documents protected by the attorney-client privilege, work product doctrine, or any other applicable privilege or doctrine protecting such documents.

6. Trustee agrees to forgo its right to seek a judicial review and discharge from liability relating to the administration of the Trust. Notwithstanding the foregoing, PNC and Trustee reserve the right to seek a judicial review and defend against any claim raised against it in its individual corporate capacity or in its capacity as former trustee of the Trust if required to do so by any court of competent jurisdiction.

7. Successor Trustee acknowledges that Trustee may be entitled to indemnification by, and to receive reimbursement from, the Trust Estate in accordance with the terms of the Existing Indemnity.

8. Each Party hereby agrees to execute such other instruments and documents, and give such further assurances, as are necessary to perform the obligations assumed by such Party under this Agreement; provided that each Party shall have the opportunity to review the terms of such instrument or document to ensure that the terms are reasonable and necessary to perform its obligations hereunder and under the Indenture.

9. Each Party hereby agrees that this Agreement shall be construed in accordance with the Indenture and the laws of the State of Texas, and the rights and liabilities of the Parties shall be governed by the Indenture and the laws of the State of Texas.

10. Each Party hereby agrees that this Agreement, together with the other documents referenced in this Agreement, including the Indenture, the Prior Agreement and the Resignation Notice, represents the entire agreement among the Parties with respect to the matters contemplated by this Agreement and supersedes any prior understandings among them. There are no oral or written representations, agreements, arrangements, or understandings among the Parties that relate to the matters contemplated by this Agreement, other than those referenced in this Agreement, including the Indenture, the Prior Agreement and the Resignation Notice.

11. The Parties acknowledge and agree that all of the information contained in the recitals of this Agreement is true and correct, and that the recitals of this Agreement are enforceable. In the event of a conflict between the provisions in the recitals and the other provisions of this Agreement, the other provisions of this Agreement shall control.

12. The provisions of the exhibits that are attached to this Agreement and to which reference is made in various places throughout this Agreement are incorporated by reference into this Agreement for all purposes without the necessity of repeatedly referring to such incorporation throughout this Agreement when referring to the exhibits.

13. Each Party represents and warrants that this Agreement has been duly authorized, executed and delivered on behalf of that Party and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms. Further, each Party represents and agrees that (a) before executing this Agreement, such Party read this Agreement, (b) such Party has entered into this Agreement freely and voluntarily, (c) such Party desires to be bound by this Agreement, (d) such Party has fully informed itself of the terms, conditions, and effects of this Agreement, and (e) such Party has not relied on any other Party for advice regarding the consequences of this Agreement and has relied on advice of its independent counsel. Each Party specifically disclaims that the Party is relying upon or has relied upon any communications, promises, statements, inducements, or representations that may have been made, oral or written, regarding the subject matter of this Agreement other than those referenced in this Agreement, including the Indenture, the Prior Agreement and the Resignation Notice,. Each Party further agrees that, in the event of any dispute regarding this Agreement, this Agreement shall not be construed against any Party merely because of the involvement of that Party’s counsel in the preparation and negotiation of this Agreement.

14. The notice address for all purposes of this Agreement shall be as follows:

Argent Trust Company

c/o Argent Financial Group, Inc.

500 E Reynolds Drive

Ruston, LA 71270

Attn: Kyle McDonald

Email: kmcdonald@argentfinancial.com

with a copy to:

Holland & Knight LLP

1722 Routh Street, Suite 1500

Dallas, TX 75201

Attn: Amy R. Curtis

Email: amy.curtis@hklaw.com

PNC Bank, National Association

2200 Post Oak Blvd., Floor 18

Houston, TX 77056

Attn: Ross Durr

E-mail: ross.durr@pnc.com

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the dates indicated below, which may be in multiple counterparts, via facsimile or otherwise, each of which shall be an original of this Agreement, but all of which, taken together, shall constitute one and the same instrument made effective as of the Effective Date.

PNC Bank, National Association, individually and as trustee of the San Juan Basin Royalty Trust

By:	/s/ Ross C. Durr
	Name:	Ross C. Durr
	Title:	SVP & Mineral Interest Director
	Date:	1/19/2024

ARGENT TRUST COMPANY, individually and as successor trustee of the San Juan Basin Royalty Trust

By:	/s/ Christopher S. Holtzclaw
	Name:	Christopher S. Holtzclaw
	Title:	Chief Fiduciary Officer – West Region
	Date:	01/19/2024

EXHIBIT B

Documents to be delivered to Successor Trustee

1.	An executed copy of the Indenture, including any amendments thereto.

2.	An executed copy of the Conveyance (as defined in the Indenture), including any amendments and assignments thereto.

3.	A copy of the most recent report delivered to the Unit Holders pursuant to Section 5.04 of the Indenture.

4.

An accurate list of Unit Holders, including Certificate detail and all “stop transfers” and the reason for such “stop transfers” (or, alternatively, if there are a substantial number of registered Unit Holders, the computer tape reflecting the identity of such Unit Holders), if any.

5.	A copy of any notices sent by the Trustee to all Unit Holders for the period beginning on October 1, 2021, until the Effective Date.

6.	Trust account statements (asset & transaction) for the period beginning on October 1, 2021, until the Effective Date.

7.	Records relating to audited and unaudited financial statements of the Trust for the period beginning on October 1, 2021, until the Effective Date.

8.	Records relating to reserve reports of the Trust for the period beginning on October 1, 2021, until the Effective Date.

9.	Records relating to litigation relating to the Trust for the period beginning on October 1, 2021, until the Effective Date.

10.

Records and communications relating to payments under the Conveyance, as well as disputes, audits or related communications relating thereto for the period beginning on October 1, 2021, until the Effective Date.

11.	Records relating to filings and communications with the Securities and Exchange Commission and the New York Stock Exchange for the period beginning on October 1, 2021, until the Effective Date.

12.

Notwithstanding the comprehensive list of documents identified above, Trustee is not and shall not be required to deliver to Successor Trustee any documents protected by the attorney-client privilege, work product doctrine, or any other applicable privilege or doctrine protecting such documents.